UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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TOLLGRADE COMMUNICATIONS, INC.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
PARCHE, LLC
RAMIUS ENTERPRISE MASTER FUND LTD
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
SCOTT C. CHANDLER
JEFFREY LIBSHUTZ
EDWARD B. MEYERCORD, III

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Ramius Value and Opportunity Master Fund Ltd, an affiliate of Ramius LLC (“Ramius”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2009 annual meeting of shareholders of Tollgrade Communications, Inc., a Pennsylvania corporation.

On July 21, 2009, Ramius issued the following press release:

Ramius Sends Letter To Stockholders and Files Supplemental Investor Presentation Materials

Urges Stockholders Not to Be Misled by Tollgrade's Latest Attempts to Distract Them From the Current Board's Long Track Record of Poor Financial Performance

Urges Stockholders to Elect the Qualified and Experienced Ramius Nominees Who Have the Skills and Incentives Necessary to Turn Around Tollgrade

NEW YORK, July 21 /PRNewswire/ -- RCG Starboard Advisors, LLC, a subsidiary of Ramius LLC (collectively, "Ramius"), today announced it has delivered a letter to all stockholders of Tollgrade Communications, Inc. (Nasdaq: TLGD - News) and has filed supplemental investor presentation materials with the Securities and Exchange Commission ("SEC") in connection with the 2009 Annual Meeting of the Company scheduled to be held on August 5, 2009.

Ramius is the largest stockholder of Tollgrade, owning approximately 15.2% of the Company's outstanding shares of Common Stock. Ramius urges stockholders not to be distracted by the Company's misleading statements regarding its highly qualified and experienced nominees and to elect its three nominees -- Scott Chandler, Ed Meyercord and Jeffrey Solomon -- by telephone, Internet or by signing, dating and returning the GOLD proxy card today. Ramius's director nominees collectively have over 35 years of combined experience in the telecom equipment and services industries and have a large vested interest in the future financial performance of the Company.

The additional investor presentation slides are available at the SEC's website at http://www.sec.gov.

The full text of the letter follows:

July 21, 2009

Dear Fellow Tollgrade Communications, Inc. Stockholder:

THE CURRENT BOARD HAS PRESIDED OVER MASSIVE LOSSES OF STOCKHOLDER VALUE AND IS ILL-EQUIPPED TO OVERSEE TOLLGRADE

DO NOT BE MISLED BY TOLLGRADE'S ATTEMPT TO DISTRACT STOCKHOLDERS FROM THE SERIOUS DEFICIENCIES ON THE CURRENT BOARD

THE QUALIFIED, EXPERIENCED RAMIUS NOMINEES ARE COMMITTED TO RESTORING STOCKHOLDER VALUE AND WILL DEMAND ACCOUNTABILITY FROM MANAGEMENT

RCG Starboard Advisors, LLC, a subsidiary of Ramius LLC (together with its affiliates, "Ramius" or the "Ramius Group"), collectively owns approximately 15.2% of the common stock of Tollgrade Communications, Inc. ("Tollgrade" or the "Company"). We are the Company's largest stockholder. We have watched as management and the Company's Board of Directors (the "Board") have failed in their duty to protect and grow the value of your investment in the Company.

These failures have led to massive losses in stockholder value. In the past two years alone, your Company has lost more than half of its market capitalization. The total market capitalization of the Company is now only slightly higher than the Company's cash position. In other words, the market assigns almost no value to the Company's business operations. We believe this is primarily due to the weak historical financial results and the lack of a clearly articulated, detailed strategic plan.

Over the past five years, the current Board has approved budgets and acquisitions that have led to cash expenditures totaling over $9.00 per share between internal research and development projects and external acquisitions. This equates to $116 million, or almost twice the current market capitalization. At the current time, the Company has very little to show for these massive investments. The Board has failed to take responsibility for such astounding failures, however, now they ask for your support of a new strategic plan that lacks any detail, financial metrics or milestones by which to measure them or hold them accountable for its implementation.

Even the Board itself seems to lack confidence in its ability to restore stockholder value. Despite trading at close to cash value for most of the past two years, not one member of the current Board has purchased a single share of stock during this time period. Instead, the current Board continues to reward themselves handsomely with generous annual director compensation packages averaging over $105,000 for each director, or $635,000 of aggregate director compensation for 2008.

Conversely, the Ramius nominees have the right qualifications, experience and incentives to restore stockholder value. Scott C. Chandler and Edward B. Meyercord III collectively have over 35 years of operating experience in the telecom equipment and telecom services industries. Additionally, Jeffrey M. Solomon is a senior executive of Ramius and represents the largest stockholder of Tollgrade.

The Ramius nominees are committed to working constructively with the other members of the Board to ensure that management and the Board are held accountable for performance and that the best interests of all stockholders are represented in the board room.

Instead of focusing on the facts in this election contest, Tollgrade is attempting to divert your attention from the long track record of poor performance overseen by the current Board. Please consider the following:

TOLLGRADE CLAIM #1: The Company proposed a fair, reasonable and customary settlement and it was Ramius that was unreasonable and prevented a resolution from being reached.

THE FACTS: After weeks of discussions between the parties, the Board ultimately chose to issue an ultimatum requiring Ramius to agree to a multi-year "standstill" provision preventing us from voting our shares against any Board approved proposal, among other things. Additionally, as part of the proposed settlement, the Company refused to appoint any of the Ramius nominees to either of the Nominating and Governance or the Compensation Committees of the Board. Given the need for improved management accountability, in particular, the inability to serve on the Compensation committee rendered such a "settlement" unacceptable to us. We continue to question why the Company would not want a new member of the Board, nominated by its largest stockholder, participating on two key committees. In hindsight, it appears the Company went through the motions of attempting to settle merely to appear reasonable and willing to work with Ramius in order to win your vote in this election contest.

The fact is Ramius has a long track-record of entering into settlement agreements that have led to constructive Board assignments.

TOLLGRADE CLAIM #2: The Ramius Nominees receive significant compensation from Ramius that calls into question whether their interests are aligned with the best interests of all Tollgrade stockholders.

THE FACTS: Pursuant to their compensation agreements, the Ramius Nominees are required to use the $20,000 provided by Ramius to acquire shares of Tollgrade. The sole purpose of these arrangements is to give the Ramius Nominees a vested financial interest in the Company and to align the interests of the Ramius Nominees with the long-term best interests of all Tollgrade stockholders. On the other hand, while the Board has been annually collecting excessive director compensation, they have not been investing any of their own money in Tollgrade. Collectively, the Board directly owns only 1% of the shares outstanding. In fact, none of the current directors have purchased any shares in over two years, despite the fact that the stock trades at close to the Company's net cash position. The real question stockholders should be concerned with is whether the Board's interests are aligned with stockholders' best interests.

TOLLGRADE CLAIM #3: The additions to the Board of Edward H. Kennedy and Charles E. Hoffman are both the result of a comprehensive search process utilizing the nationally-recognized executive search firm of CTPartners to assist the Board in identifying, evaluating, and interviewing telecom industry experts.

THE FACTS: During settlement discussions, we were informed by the CEO, Joseph A. Ferrara, that he had prior relationships with the Company's recently appointed directors and that he had recommended them for consideration by the Board. How then could it be that they were identified independently by a search firm? What role, apart from allowing the Company to claim a "comprehensive search process", did CTPartners play?

Additionally, this election contest is not about the two newly appointed directors. The election contest is about three incumbent directors with an average tenure of over 10 years on the Tollgrade Board and no relevant industry experience. Consider the following information about the three incumbent directors that we are seeking to replace:

•
Two of these incumbent directors are employees of Reed Smith, a Pittsburgh-based law firm. We question why it makes sense for two members of the same law firm, one of whom has a background in advertising, to comprise 25% of the Board of a telecom equipment company?

•	In the aggregate, the three incumbent directors we are seeking to replace own only 20,862 shares, representing just 0.16% of shares outstanding.

TOLLGRADE CLAIM #4: Ramius is more interested in the $60 million in cash reserves than Tollgrade's very significant potential for growing long-term stockholder value.

THE FACTS: Our primary concern is that the current Board, if left unchecked, will continue to allow management to squander the significant cash resources at Tollgrade on ill-conceived acquisitions and failed research projects. Under the direction of the current Board, Tollgrade has spent $116 million of cash in the past five years, or $9.15 per share, with little to show for it. The $60 million in cash reserves is significant because it demonstrates that the markets are attributing little to no value to Tollgrade's operating businesses largely due to the Board's failure to properly oversee and hold management accountable for its multiple failed strategies.

TOLLGRADE CLAIM #5: The Tollgrade Board has a comprehensive strategic plan to transform Tollgrade and has taken swift and decisive action to implement its plan.

THE FACTS: The Company has provided only a vague, high level description of its so-called comprehensive strategic plan. On October 22, 2008, the Company issued an earnings press release stating, "... the Board of Directors determined that the appropriate strategy at the current time is to seek to enhance shareholder value through a refocusing of the Company's core business by emphasizing its service assurance offerings in the telecom market" and that its new strategy "would involve the creation of new software products and partnerships...to leverage our incumbent position with customers, and enhance the value of our long term relationships and service agreements." More than nine months have now passed, yet stockholders still have been provided with no financial metrics or milestones, nor any details on new software products or partnerships.

Additionally, as of the last quarter, and in spite of its commitment to focus on the core telecom market, the Company continues to invest in the Smart Grid product to address the power utility market, an industry in which Tollgrade has no prior experience or success. Where is the so-called "focus"?

The Ramius Nominees Have the Skills and Incentives Necessary to Turn Around Tollgrade

The nominees that we have proposed for the Board collectively have over 35 years of experience in the telecom equipment and services industries and have a large vested interest in the future financial performance of the Company. In addition to the summary information included in the table below and in our original presentation filed with the SEC on July 16, 2009, please reference the supplement to our presentation filed on July 21, 2009 and available at www.sec.gov for more in-depth information on the significant qualifications, relevant expertise and strong track records of our nominees.

Scott Chandler
Mr. Chandler is the founder of Franklin Court Partners, a telecom-focused consulting and advisory firm.  Previously, he served as the CFO of RHYTHMS NetConnections, a provider of broadband services  utilizing digital subscriber line (DSL) technology.  Prior to RHYTHMS, Mr. Chandler served as President and CEO of C-COR, a pioneer in the cable television industry  and a supplier of broadband telecommunications equipment.

Ed Meyercord
Most recently, Mr. Meyercord was the President, CEO, and Director of Cavalier Telephone, a privately-held voice and data services provider.  Prior to Cavalier, Mr. Meyercord was the President, CEO, and Director of Talk America, Inc., a telecom services company providing phone and internet services to consumers and small business customers. Mr. Meyercord roles at Talk America also included Marketing and Corporate Development and CFO.

Jeffrey Solomon
Mr. Solomon is a Managing Member of Ramius, a $7 billion diversified investment management firm.  Mr. Solomon joined Ramius when it was founded in 1994 and has been responsible for the development, management and oversight of a number of the investment strategies currently employed by Ramius.  Mr. Solomon has extensive experience in corporate finance, restructuring, mergers and acquisitions, and corporate governance.

* For full biographies of the Ramius nominees, please refer to our definitive proxy statement filed on June 25, 2009.

Our Interests Are Directly Aligned with ALL Stockholders

Vote the GOLD Proxy Card to Improve the Tollgrade Board

We are not seeking control of Tollgrade. Do not be misled by the Company's attempt to distract stockholders from the serious deficiencies of the current Board. We are seeking to improve the quality and accountability of the Board by adding two highly qualified, independent directors with relevant industry experience and a direct representative of the largest stockholder. We firmly believe these three individuals will represent the best interests of all stockholders. We urge you to vote the GOLD proxy card today.

We look forward to your support at the 2009 Annual Meeting.

Best Regards,

Peter A. Feld

Managing Director

Ramius LLC

If you have any questions, require assistance with voting your GOLD proxy card, or need additional copies of the proxy materials, please contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Shareholders Call Toll-Free at: (877) 717-3898

Banks and Brokers Call Collect at: (212) 750-5833

About Ramius LLC

Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Luxembourg, Tokyo, Hong Kong and Munich.

    Media Contact:

    Peter Feld / Ramius LLC, / (212) 201-4878